Exhibit 99.1

Alteryx Announces Second Quarter 2022 Financial Results

Annual Recurring Revenue up 33% Year-Over-Year to $727 million
Two Largest ACV Deals in Company History
IRVINE, Calif. – August 2, 2022 – Alteryx, Inc. (NYSE: AYX), the Analytics Automation company, today announced financial results for its second quarter ended June 30, 2022.

“Alteryx delivered an outstanding quarter with ARR growth of 33% year-over-year, driven by our continued success with large enterprise organizations,” said Mark Anderson, CEO of Alteryx, Inc. “We are seeing business leaders increasingly prioritize democratization of data as part of their digital transformation journeys. Alteryx is uniquely positioned to enable businesses to automate workflows, upskill workforces, and embrace advanced data analytics. And, with an expanding platform of cloud offerings, Alteryx is finding new ways to create incremental value for our growing customer base.”
Second Quarter 2022 Financial Highlights
•Revenue: Revenue for the second quarter of 2022 was $180.6 million, an increase of 50%, compared to revenue of $120.1 million in the second quarter of 2021.
•Gross Profit: GAAP gross profit for the second quarter of 2022 was $150.9 million, or a GAAP gross margin of 84%, compared to GAAP gross profit of $107.1 million, or a GAAP gross margin of 89%, in the second quarter of 2021. Non-GAAP gross profit for the second quarter of 2022 was $158.8 million, or a non-GAAP gross margin of 88%, compared to non-GAAP gross profit of $109.6 million, or a non-GAAP gross margin of 91%, in the second quarter of 2021.
•Loss from Operations: GAAP loss from operations for the second quarter of 2022 was $(95.9) million, compared to GAAP loss from operations of $(35.0) million for the second quarter of 2021. Non-GAAP loss from operations for the second quarter of 2022 was $(30.2) million, compared to non-GAAP loss from operations of $(5.5) million for the second quarter of 2021.
•Net Loss: GAAP net loss attributable to common stockholders for the second quarter of 2022 was $(106.8) million, compared to GAAP net loss attributable to common stockholders of $(43.4) million for the second quarter of 2021. GAAP net loss per diluted share for the second quarter of 2022 was $(1.56), based on 68.3 million GAAP weighted-average diluted shares outstanding, compared to GAAP net loss per diluted share of $(0.65), based on 67.2 million GAAP weighted-average diluted shares outstanding for the second quarter of 2021.
Non-GAAP net loss and non-GAAP net loss per diluted share for the second quarter of 2022 were $(31.5) million and $(0.46), respectively, compared to non-GAAP net loss of $(4.7) million and non-GAAP net loss per diluted share of $(0.07) for the second quarter of 2021. Non-GAAP net loss per diluted share for the second quarter of 2022 was based on 68.3 million non-GAAP weighted-average diluted shares outstanding, compared to 67.2 million non-GAAP weighted-average diluted shares outstanding for the second quarter of 2021.
•Balance Sheet and Cash Flow: As of June 30, 2022, we had cash, cash equivalents, and short-term and long-term investments of $511.7 million, compared to $1.0 billion as of December 31, 2021. This reflects a $389.8 million cash outflow, net of cash acquired, related to the acquisition of Trifacta Inc. in February 2022. Cash used in operating activities for the first six months of 2022 was $(55.3) million, compared to cash provided by operating activities of $15.8 million for the first six months of 2021.
A reconciliation of GAAP to non-GAAP financial measures has been provided in the tables included in this press release. An explanation of these measures is also included below under the heading “Non-GAAP Financial Measures and Operating Measures.”

Second Quarter 2022 and Recent Business Highlights
•Ended the second quarter of 2022 with $726.8 million in annual recurring revenue (ARR), an increase of 33% year-over-year.
•Achieved a dollar-based net expansion rate (annual contract value based) of 120% for the second quarter of 2022.
•Ended the second quarter of 2022 with 8,296 customers, a 12% increase from the second quarter of 2021.
•Announced Alteryx Designer-FIPS, a version of Alteryx Designer that is aligned with data security and computer system standards outlined in the Federal Information Processing Standards (FIPS).
•Unveiled new advancements across the Alteryx product portfolio designed to empower enterprises to enable cloud analytics, democratize insights, and ensure data governance. Updates include enhanced technology partnership integrations, updated user interface features, and new analytics and governance capabilities.
•Awarded four Snowflake Competency badges for Alteryx's proven success automating analytics for customers across several verticals.
•Announced strategic alliance with KPMG UK to help clients develop data strategies and deliver broad digital transformation initiatives.
•Launched new cloud Enterprise License Agreement (ELA) bundles, providing flexible and cost-effective ways for customers to deploy Alteryx Analytics Cloud across their organization.
Financial Outlook
We provide the financial guidance below based on current market conditions and expectations. Our guidance is subject to various important cautionary factors described below. Based on information available as of August 2, 2022, guidance for the third quarter of 2022 and full year 2022 is as follows:

•Third Quarter 2022 Guidance:
◦Revenue is expected to be in the range of $191 million to $194 million, representing year-over-year growth of 55% to 57%.
◦ARR is expected to be in the range of $761 million to $764 million, representing year-over-year growth of 32%.
◦Non-GAAP loss from operations is expected to be in the range of $(8) million to $(5) million.
◦Non-GAAP net loss per share is expected to be in the range of $(0.12) to $(0.09) based on approximately 68.8 million non-GAAP weighted-average basic and diluted shares outstanding.

•Full Year 2022 Guidance:
◦Revenue is expected to be in the range of $770 million to $780 million, representing year-over-year growth of 44% to 45%.
◦ARR is expected to be in the range of $820 million to $830 million, representing year-over-year growth of 29% to 30%.
◦Non-GAAP loss from operations is expected to be in the range of $(30) million to $(20) million.
◦Non-GAAP net loss per share is expected to be in the range of $(0.56) to $(0.46) based on approximately 68.6 million non-GAAP weighted-average basic and diluted shares outstanding, and an effective tax rate of 20%.

The financial outlook above for non-GAAP loss from operations and non-GAAP net loss per share excludes estimates for stock-based compensation and related payroll tax expense and acquisition-related adjustments. A reconciliation of the non-GAAP financial guidance measures to corresponding GAAP measures is not available on a forward-looking basis primarily because of the uncertainty regarding, and the potential variability of, stock-based compensation and related payroll tax expense and acquisition-related adjustments. In particular, stock-based compensation and related payroll tax expense is impacted by our future hiring and retention needs, as well as the future fair market value of our Class A common stock, all of which is not within our control, is difficult to predict, and is subject to constant change. The actual amount of these expenses during 2022 will have a significant impact on our future GAAP financial results. Accordingly, a reconciliation of the non-GAAP financial guidance measures to the corresponding GAAP measures is not available without unreasonable effort.
Quarterly Conference Call
Alteryx will host a conference call today at 5:00 p.m. Eastern Time to discuss the company’s financial results and financial guidance. To access this call, dial 877-407-9716 (domestic) or 201-493-6779 (international). A live webcast of this conference call will be available on the “Investors” page of the company’s website at https://investor.alteryx.com.

Following the conference call, a telephone replay will be available through August 9, 2022, at 844-512-2921 (domestic) or 412-317-6671 (international). The replay passcode is 13730684. An archived webcast of this conference call will also be available on the “Investors” page of the company’s website at https://investor.alteryx.com.
Non-GAAP Financial Measures and Operating Measures
Non-GAAP Financial Measures. To supplement our condensed consolidated financial statements, which are prepared and presented in accordance with GAAP, we use the following non-GAAP financial measures: non-GAAP gross profit, non-GAAP gross margin, non-GAAP income (loss) from operations, non-GAAP net income (loss), non-GAAP net income (loss) per diluted share, and non-GAAP weighted-average diluted shares outstanding. The presentation of these financial measures is not intended to be considered in isolation or as a substitute for, or superior to, financial information prepared and presented in accordance with GAAP.
We use non-GAAP measures to internally evaluate and analyze financial results. We believe these non-GAAP financial measures provide investors with useful supplemental information about the financial performance of our business, enable comparison of financial results between periods where certain items may vary independent of business performance, and enable comparison of our financial results with other public companies, many of which present similar non-GAAP financial measures. We exclude the following items from one or more of our non-GAAP financial measures:
Stock-based compensation expense. We exclude stock-based compensation expense, which is a non-cash expense, from certain of our non-GAAP financial measures because we believe that excluding this item provides meaningful supplemental information regarding operational performance. In particular, companies calculate stock-based compensation expense using a variety of valuation methodologies and subjective assumptions.
Payroll tax expense related to stock-based compensation. We exclude employer payroll tax expense related to stock-based compensation to present the full effect that excluding stock-based compensation expense has on operating results. These expenses are tied to the exercise or vesting of underlying equity awards and the price of our common stock at the time of vesting or exercise, which may vary from period to period independent of the operating performance of the business.
Acquisition-related adjustments. We exclude amortization of intangible assets, which is non-cash and related to business combinations, from certain of our non-GAAP financial measures. In addition, we exclude acquisition and integration expenses, such as transaction costs and costs associated with the applicable retention, restructuring and successful integration of operational activities of the acquired company, as they are related to a business combination and have no direct correlation to the operation of our business.

Convertible senior notes adjustments. Prior to the adoption of Accounting Standards Update 2020-06, Debt - Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging - Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity, or ASU 2020-06, effective as of January 1, 2022, we excluded the portion of amortization of debt discount and issuance costs that relate to the equity component of our convertible notes, which are non-cash, from certain of our non-GAAP financial measures. We excluded such expenses as they are non-cash and have no direct correlation to the operation of our business. Upon adoption of ASU 2020-06, we removed the equity component of our convertible notes and the associated amortization and therefore, this adjustment is no longer applicable.
Impairment of long-lived assets. We exclude non-cash charges for impairment of long-lived assets from certain of our non-GAAP financial measures. Impairment charges can vary significantly in terms of amount and timing and we do not consider these charges indicative of our current or past operating performance.
Income tax adjustments. We utilize a fixed annual projected long-term non-GAAP tax rate in order to provide better consistency across reporting periods by eliminating the effects of items such as changes in the tax valuation allowance, excess tax benefits associated with stock options, and tax effects of acquisition-related costs, since each of these can vary in size and frequency. When projecting this rate, we exclude the direct impact of the following non-cash items: stock-based compensation expenses, amortization and impairment of purchased intangibles, and the amortization of debt discount and issuance costs. The projected rate also assumes no new acquisitions, and considers other factors including our expected tax structure, our tax positions in various jurisdictions and key legislation in major jurisdictions where we operate. We used a projected non-GAAP tax rate of 20% for both 2022 and 2021. The non-GAAP tax rate could be subject to change for a variety of reasons, including the rapidly evolving global tax environment, significant changes in our geographic earnings mix including due to acquisition activity, or other changes to our strategy or business operations. We will re-evaluate our long-term rate as appropriate.

Investors are cautioned that there are material limitations associated with the use of non-GAAP financial measures as an analytical tool. In particular, we exclude stock-based compensation and related payroll tax expense and amortization of intangible assets which are recurring and will be reflected in our financial results for the foreseeable future. The non-GAAP measures we use may be different from non-GAAP financial measures used by other companies, limiting their usefulness for comparison purposes. We compensate for these limitations by providing specific information regarding the GAAP items excluded from these non-GAAP financial measures.
Annual Recurring Revenue (ARR). Annual recurring revenue, or ARR, represents the total annual contract value for active customer subscription contracts as of the measurement date. We also use ARR as one of our operating measures to assess the health and trajectory of our business. ARR should be viewed independently of revenue and deferred revenue as ARR is a performance metric and is not intended to be a substitute for, or combined with, any of these items.
Forward-Looking Statements
This press release contains forward-looking statements that involve risks and uncertainties, including statements regarding our guidance for the third quarter and full year 2022, our ability to execute our long-term growth strategy, our mission regarding the democratization of data, including the related market opportunity and customer prioritization, the anticipated value and customer acceptance of our product innovation, our non-GAAP tax rate for 2022, the potential benefits of our strategic technology partnerships and strategic alliances, and other future events. These forward-looking statements are only predictions and may differ materially from actual results due to a variety of factors including, but not limited to: our ability to manage our growth and the investments made to grow our business effectively; our ability to expand and retain our talent base, particularly our sales force and software engineers, and increase their productivity; our ability to develop, release, and gain market acceptance of product and service enhancements and new products and services to respond to rapid technological change in a timely and cost-effective manner; our ability to develop a successful business model to sell products and services acquired or to integrate such products or services into our existing products and services; risks and uncertainties associated with the COVID-19 pandemic; our history of losses; our dependence on our software platform for substantially all of our revenue; our ability to attract new customers and retain and expand sales to existing customers; intense and increasing competition in our market; the rate of growth in the market for analytics products and services; our ability to establish and maintain successful relationships with our channel partners; our dependence on technology and data licensed to us by third parties; risks associated with our international operations; our ability to develop, maintain, and enhance our brand and reputation cost-effectively; litigation and related costs; security breaches; and other general market, political, economic, and business conditions, including, but not limited to, the ongoing conflict in Ukraine. Additionally, these forward-looking statements, particularly our guidance, involve risk, uncertainties and assumptions. Many of these assumptions relate to matters that are beyond our control and changing rapidly, including, but not limited to, the timeframes for and severity of the impact of the COVID-19 pandemic on us and our customers and other macroeconomic factors.
Additional risks and uncertainties that could affect our financial results are included under the caption “Risk Factors” in our filings with the U.S. Securities and Exchange Commission (SEC), including our Annual Report on Form 10-K for the year ended December 31, 2021, which are available on the “Investors” page of our website at https://investor.alteryx.com and on the SEC website at http://www.sec.gov. Additional information will also be set forth in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2022. All forward-looking statements contained herein are based on information available to us as of the date hereof and we do not assume any obligation to update these statements as a result of new information or future events.

About Alteryx, Inc.
Alteryx, the Analytics Automation company, is focused on enabling every person to transform data into a breakthrough. Alteryx unifies analytics, data science and business process automation in one, end-to-end platform to accelerate digital transformation and shape the future of analytics automation. Organizations of all sizes, all over the world, rely on Alteryx to deliver high-impact business outcomes and the rapid upskilling of their modern workforce. For more information visit https://www.alteryx.com.
Alteryx is a registered trademark of Alteryx, Inc. All other product and brand names may be trademarks or registered trademarks of their respective owners.
Media Contact
Alteryx, Inc.
Laura Finlayson
laura.finlayson@alteryx.com

Investor Contacts
Alteryx, Inc.
Ryan Goodman
ir@alteryx.com

Alteryx, Inc.
Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Revenue:
Subscription-based software license	$80,737	$40,016	$143,826	$83,374
PCS and services	99,886	80,054	194,738	155,455
Total revenue	180,623	120,070	338,564	238,829
Cost of revenue:
Subscription-based software license	2,942	1,226	5,044	2,475
PCS and services	26,830	11,704	48,969	21,296
Total cost of revenue	29,772	12,930	54,013	23,771
Gross profit	150,851	107,140	284,551	215,058
Operating expenses:
Research and development	57,077	30,866	107,227	62,188
Sales and marketing	133,195	77,656	248,805	149,563
General and administrative	56,450	33,666	115,890	67,166
Impairment of long-lived assets	—	—	8,239	—
Total operating expenses	246,722	142,188	480,161	278,917
Loss from operations	(95,871)	(35,048)	(195,610)	(63,859)
Interest expense	(2,447)	(9,635)	(4,837)	(19,233)
Other income (expense), net	(6,843)	2,056	(8,793)	802
Loss before provision for income taxes	(105,161)	(42,627)	(209,240)	(82,290)
Provision for income taxes	1,605	813	3,093	1,806
Net loss	$(106,766)	$(43,440)	$(212,333)	$(84,096)
Net loss per share attributable to common stockholders, basic	$(1.56)	$(0.65)	$(3.12)	$(1.25)
Net loss per share attributable to common stockholders, diluted	$(1.56)	$(0.65)	$(3.12)	$(1.25)
Weighted-average shares used to compute net loss per share attributable to common stockholders, basic	68,311	67,173	68,070	67,053
Weighted-average shares used to compute net loss per share attributable to common stockholders, diluted	68,311	67,173	68,070	67,053

Alteryx, Inc.
Stock-Based Compensation Expense
(in thousands)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Cost of revenue	$4,521	$1,293	$7,925	$2,401
Research and development	14,698	7,330	25,872	13,655
Sales and marketing	19,174	8,042	34,394	15,087
General and administrative	19,566	11,122	34,930	21,083
Total	$57,959	$27,787	$103,121	$52,226

Alteryx, Inc.
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	June 30, 2022	December 31, 2021
Assets
Current assets:
Cash and cash equivalents	$111,308	$152,375
Short-term investments	297,595	506,874
Accounts receivable, net	114,237	192,318
Prepaid expenses and other current assets	110,129	81,360
Total current assets	633,269	932,927
Property and equipment, net	74,549	71,270
Operating lease right-of-use assets	88,893	102,681
Long-term investments	102,756	343,213
Goodwill	399,898	57,415
Intangible assets, net	66,092	21,737
Other assets	90,830	70,445
Total assets	$1,456,287	$1,599,688
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$30,531	$8,086
Accrued payroll and payroll related liabilities	58,562	61,391
Accrued expenses and other current liabilities	55,702	53,917
Deferred revenue	174,248	208,154
Convertible senior notes, net	84,355	77,400
Total current liabilities	403,398	408,948
Convertible senior notes, net	791,458	686,016
Operating lease liabilities	70,584	78,784
Other liabilities	19,251	23,186
Total liabilities	1,284,691	1,196,934
Stockholders’ equity:
Common stock	7	7
Additional paid-in capital	512,421	598,710
Accumulated deficit	(336,993)	(190,429)
Accumulated other comprehensive loss	(3,839)	(5,534)
Total stockholders’ equity	171,596	402,754
Total liabilities and stockholders’ equity	$1,456,287	$1,599,688

Alteryx, Inc.
Condensed Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Cash flows from operating activities:
Net loss	$(106,766)	$(43,440)	$(212,333)	$(84,096)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	9,671	3,703	17,060	7,386
Non-cash operating lease cost	4,963	4,059	10,115	7,081
Stock-based compensation	57,959	27,787	103,121	52,226
Amortization of discounts and premiums on investments, net	170	1,123	647	2,447
Amortization of debt discount and issuance costs	836	8,024	1,616	16,016
Deferred income taxes	1,095	442	1,455	875
Foreign currency remeasurement (gains) losses	7,390	(388)	10,283	(684)
Impairment of long-lived assets	—	—	8,239	—
Other non-cash operating activities, net	1,090	(920)	2,846	(471)
Changes in operating assets and liabilities:
Accounts receivable	(39,428)	(28,879)	81,299	47,801
Deferred commissions	(5,139)	(174)	(3,858)	277
Prepaid expenses and other current assets and other assets	(31,738)	(13,248)	(41,254)	(29,501)
Accounts payable	17,942	8,388	19,796	9,149
Accrued payroll and payroll related liabilities	14,442	5,337	(11,949)	(8,587)
Accrued expenses, other current liabilities, operating lease liabilities, and other liabilities	323	(1,295)	(7,537)	(9,566)
Deferred revenue	3,062	19,351	(34,856)	5,485
Net cash provided by (used in) operating activities	(64,128)	(10,130)	(55,310)	15,838
Cash flows from investing activities:
Capitalized software development costs	(1,779)	(1,118)	(4,451)	(1,118)
Purchases of property and equipment	(6,150)	(4,651)	(12,779)	(10,294)
Cash paid in business acquisition, net of cash acquired	—	—	(389,769)	—
Purchases of investments	(44,446)	(341,813)	(82,552)	(486,514)
Sales and maturities of investments	94,032	391,057	527,222	606,012
Net cash provided by investing activities	41,657	43,475	37,671	108,086
Cash flows from financing activities:
Proceeds from exercise of stock options and taxes withheld	57	521	4,798	5,764
Minimum tax withholding paid on behalf of employees for restricted stock units	(12,012)	(3,881)	(26,138)	(16,952)
Other financing activity	—	—	—	—
Net cash used in financing activities	(11,955)	(3,360)	(21,340)	(11,188)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(1,404)	(19)	(2,088)	(226)
Net increase (decrease) in cash, cash equivalents and restricted cash	(35,830)	29,966	(41,067)	112,510
Cash, cash equivalents and restricted cash—beginning of period	149,386	256,209	154,623	173,665
Cash, cash equivalents and restricted cash—end of period	$113,556	$286,175	$113,556	$286,175

Alteryx, Inc.
Reconciliation of GAAP Measures to Non-GAAP Measures
(in thousands, except percentages and per share amounts)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Reconciliation of non-GAAP gross profit:
GAAP gross profit	$150,851	$107,140	$284,551	$215,058
GAAP gross margin	84%	89%	84%	90%
Add back:
Stock-based compensation	4,521	1,293	7,925	2,401
Payroll tax expense related to stock-based compensation(1)	107	39	226	123
Amortization of intangible assets	3,326	1,094	5,638	2,176
Non-GAAP gross profit	$158,805	$109,566	$298,340	$219,758
Non-GAAP gross margin	88%	91%	88%	92%
Reconciliation of non-GAAP loss from operations:
GAAP loss from operations	$(95,871)	$(35,048)	$(195,610)	$(63,859)
GAAP operating margin	(53)%	(29)%	(58)%	(27)%
Add back:
Stock-based compensation	57,959	27,787	103,121	52,226
Payroll tax expense related to stock-based compensation(1)	1,083	623	3,351	2,782
Amortization of intangible assets	3,668	1,153	6,075	2,293
Impairment of long-lived assets	—	—	8,239	—
Acquisition transaction and integration costs	2,990	—	14,870	—
Non-GAAP loss from operations	$(30,171)	$(5,485)	$(59,954)	$(6,558)
Non-GAAP operating margin	(17)%	(5)%	(18)%	(3)%
Reconciliation of non-GAAP net loss:
GAAP net loss attributable to common stockholders	$(106,766)	$(43,440)	$(212,333)	$(84,096)
Add back:
Stock-based compensation	57,959	27,787	103,121	52,226
Payroll tax expense related to stock-based compensation(1)	1,083	623	3,351	2,782
Amortization of intangible assets	3,668	1,153	6,075	2,293
Impairment of long-lived assets	—	—	8,239	—
Amortization of debt discount and issuance costs(2)	—	7,235	—	14,470
Acquisition transaction and integration costs	2,990	—	14,870	—
Income tax adjustments	9,526	1,979	17,811	3,910
Non-GAAP net loss	$(31,540)	$(4,663)	$(58,866)	$(8,415)
Non-GAAP loss per diluted share:
Non-GAAP net loss	$(31,540)	$(4,663)	$(58,866)	$(8,415)
Weighted-average shares used to compute net loss per share attributable to common stockholders, diluted	68,311	67,173	68,070	67,053
Non-GAAP net loss per diluted share	$(0.46)	$(0.07)	$(0.86)	$(0.13)
Reconciliation of non-GAAP net loss per diluted share:
GAAP net loss per share attributable to common stockholders, diluted	$(1.56)	$(0.65)	$(3.12)	$(1.25)
Add back:
Non-GAAP adjustments to net loss per share	1.10	0.58	2.26	1.12
Non-GAAP net loss per diluted share	$(0.46)	$(0.07)	$(0.86)	$(0.13)

(1) Beginning with the quarter ended March 31, 2022, we have excluded payroll tax expense related to stock-based compensation from our non-GAAP financial measures to better present the full effect that excluding stock-based compensation expense has on operating results. Our non-GAAP financial measures for the three and six months ended June 30, 2021 were recast to conform to the updated methodology for comparison purposes.
(2) See “Non-GAAP Financial Measures and Operating Measures” above and Note 8, Convertible Senior Notes, of the notes to our condensed consolidated financial statements included in our Quarterly Report on Form 10-Q for the three and six months ended June 30, 2022.

Alteryx, Inc.
Other Business Metrics
(unaudited)
Annual Recurring Revenue (ARR). ARR represents the annualized recurring value of all active subscription contracts at the end of a reporting period and excludes the value of non-recurring revenue streams, such as certain professional services. Both multi-year contracts and contracts with terms less than one year are annualized by dividing the total committed contract value by the number of months in the subscription term and then multiplying by twelve (in millions).

	Mar. 31,	Jun. 30,	Sep. 30,	Dec. 31,	Mar. 31,	Jun. 30,
	2021	2021	2021	2021	2022	2022
Annual recurring revenue	$512.7	$547.6	$578.6	$638.0	$683.6	$726.8
Dollar-Based Net Expansion Rate.  Our dollar-based net expansion rate is a trailing four-quarter average of the annual contract value, or ACV, which is defined as the subscription revenue that we would contractually expect to recognize over the term of the contract divided by the term of the contract, in years, from a cohort of customers in a quarter as compared to the same quarter in the prior year. To calculate our dollar-based net expansion rate, we first identify a cohort of customers, or the Base Customers, in a particular quarter, or the Base Quarter. A customer will not be considered a Base Customer unless such customer has an active subscription on the last day of the Base Quarter. We then divide the ACV in the same quarter of the subsequent year attributable to the Base Customers, or the Comparison Quarter, including Base Customers from which we no longer derive ACV in the Comparison Quarter, by the ACV attributable to those Base Customers in the Base Quarter. Our dollar-based net expansion rate in a particular quarter is then obtained by averaging the result from that particular quarter with the corresponding result from each of the prior three quarters. The dollar-based net expansion rate excludes contract value relating to professional services from that cohort.

	Mar. 31,	Jun. 30,	Sep. 30,	Dec. 31,	Mar. 31,	Jun. 30,
	2021	2021	2021	2021	2022	2022
Dollar-based net expansion rate	120%	120%	119%	119%	119%	120%
Number of Customers. We define a customer at the end of any particular period as an entity with a subscription agreement that runs through the current or future period as of the measurement date. Organizations with free trials have not entered into a subscription agreement and are not considered customers. A single organization with separate subsidiaries, segments, or divisions that use our platform may represent multiple customers, as we treat each entity that is invoiced separately as a single customer. In cases where customers subscribe to our platform through our channel partners, each end customer is counted separately.

	Mar. 31,	Jun. 30,	Sep. 30,	Dec. 31,	Mar. 31,	Jun. 30,
	2021	2021	2021	2021	2022	2022
Customers	7,214	7,405	7,689	7,936	8,195	8,296
    Remaining Performance Obligations. Remaining performance obligations represent amounts from contracts with customers allocated to unsatisfied or partially unsatisfied performance obligations that are not yet recorded in revenue in our condensed consolidated statements of operations (in millions).

	Mar. 31,	Jun. 30,	Sep. 30,	Dec. 31,	Mar. 31,	Jun. 30,
	2021	2021	2021	2021	2022	2022
Remaining performance obligations	$452.6	$437.5	$412.0	$476.3	$445.2	495.0
Contract Assets. Contract assets primarily relate to unbilled amounts for contracts with customers for which the amount of revenue recognized exceeds the amount billed to the customer. Contract assets are transferred to accounts receivable when the right to invoice becomes unconditional in our condensed consolidated balance sheets (in millions).

	Mar. 31,	Jun. 30,	Sep. 30,	Dec. 31,	Mar. 31,	Jun. 30,
	2021	2021	2021	2021	2022	2022
Contract assets	$74.5	$85.5	$88.3	$42.5	$53.6	76.3